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Exhibit 99.2

LOTTERIE NAZIONALI S.r.l.

LOTTERIE NAZIONALI S.r.l.

STATEMENTS OF FINANCIAL POSITION

December 31, 2011 and 2010

(In thousands of Euro)

		December 31,
	Notes	2011	2010
			(unaudited)
ASSETS
Non-current assets
Equipment, net	3	12,986	6,231
Intangible assets, net	4	690,178	778,956
Deferred income taxes	16	3,516	299

Total non-current assets		706,680	785,486

Current assets
Inventories	5	11,738	14,731
Trade and other receivables	6	174,868	209,934
Current financial assets from parent company	18/19	131,090	288,328
Foreign currency forward contracts	19	2,437	—
Other current assets	7	78	185
Cash and cash equivalents	8	15	326

Total current assets		320,226	513,504

TOTAL ASSETS		1,026,906	1,298,990

EQUITY AND LIABILITIES
Equity
Issued capital	9	31,000	31,000
Legal reserve		6,200	—
Share premium reserve		696,931	769,000
Cash flow hedge reserve		1,507	—
Retained earnings, including net income for the period		66,682	15,936

Total equity		802,320	815,936

Non-current liabilities
Deferred Income Taxes	16	572	—

Total non-current liabilities		572	—

Current liabilities
Accounts payable	11	187,120	472,398
Current financial payables to parent company	18/19	166	45
Other current liabilities	12	6,815	2,338
Income taxes payable		29,913	8,273

Total current liabilities		224,014	483,054

TOTAL EQUITY AND LIABILITIES		1,026,906	1,298,990

LOTTERIE NAZIONALI S.r.l.

STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2011 and 2010

(In thousands of Euro)

		For the year ended December 31
	Notes	2011	2010
			(unaudited)
Service revenues	13	395,934	92,601
Other revenue		1,129	203

Total Revenue		397,063	92,805

Cost of tickets	18	58,038	15,129
Service costs	14	118,650	27,757
Depreciation, amortization and write-downs		102,314	23,474
Other operating costs		8,548	489

Total Costs		287,550	66,849

Operating Income		109,513	25,956

Financial income	15	2,880	807
Financial expenses	15	(11,154)	(2,853)

Net income before income tax	16	101,239	23,910
Income tax expense	16	34,557	7,974

Net income for the year		66,682	15,936

Other comprehensive income:
Components of other comprehensive income	19	2,079	—
Income tax relating to components of other comprehensive income	16	(572)	—

Other comprehensive income for the year, net of tax		1,507	—

Total comprehensive income for the year		68,189	15,936

LOTTERIE NAZIONALI S.r.l.

STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, 2011 and 2010

(In thousands of Euro)

For the year ended December 31, 2011	Issued Capital	Legal Reserve	Share Premium Reserve	Cash Flow Hedge Reserve	Retained Earnings	Total
Balance at January 1, 2011	31,000	—	769,000	—	15,936	815,936
Appropriation of 2010 income in accordance with Italian Law	—	797	—	—	(797)	—
Net income for the year	—				66,682	66,682
Share Premium Allocation	—	5,403	(5,403)	—	—	—
Share Premium Distribution	—	—	(66,666)	—	—	(66,666)
Other comprehensive income/(loss)	—	—	—	1,507	—	1,507

Total comprehensive income/(loss)	31,000	6,200	696,931	1,507	81,821	817,459
Dividend distribution	—	—	—	—	(15,139)	(15,139)

Balance at December 31, 2011	31,000	6,200	696,931	1,507	66,682	802,320

For the year ended December 31, 2010 (unaudited)	Issued Capital	Legal Reserve	Share Premium	Other Reserves	Retained Earnings	Total
Balance at May 13, 2010	10	—	—	—	—	10
Capital increase	30,990		769,000	—	—	799,990
Net income for the year	—	—	—	—	15,936	15,936
Other comprehensive income/(loss)	—	—	—	—		—

Total comprehensive income/(loss)	31,000	—	769,000	—	15,936	815,936
Dividend distribution	—	—	—	—	—	—

Balance at December 31, 2010	31,000	—	769,000	—	15,936	815,936

LOTTERIE NAZIONALI S.r.l.

CASH FLOW STATEMENTS

Years ended December 31, 2011 and 2010

(In thousands of Euro)

		Year ended December 31,
	Notes	2011	2010
			(unaudited)
Operating activities:
Profit before income tax	16	101,239	23,910
Adjustments to reconcile profit before income tax to net cash flow
Depreciation	3	1,608	293
Intangible asset amortization	4	89,505	22,629
Interest income	19	(9)	(454)
Interest on intercompany loan	19	(815)	(116)

Total accrued interest income		(824)	(570)
Bank interest charges and commissions	19	46	11
Other intercompany interest expense	19	360	45
Interest expense on Factoring of trade receivables	19	9,412	2,076
Interest expense to AAMS and other interest expense	19	797	90

Total accrued interest expense		10,615	2,222
Other non-monetary items:
Unrealized foreign exchange (gains)/losses, net		313	413
Unrealized exchange (gains)/losses on derivatives, net	19	(621)	—
Realized exchange (gains)/losses on derivatives, net		(423)	—
Realized foreign exchange (gains)/losses, net		(787)	(18)

Total non monetary items		200,625	48,879

Income taxes paid		(16,029)	—

Cash flows before changes in working capital		184,596	48,879

Change in net working capital:
Inventories		2,993	(14,731)
Trade and other receivables:
—Trade and other receivables		4,376	(34,983)
—Receivables from PoS (retailers)		34,324	(169,853)
—Related party receivables		(3,634)	(5,098)
Accounts payable:
—Payables to AAMS		5,871	312,258
—Payables to others		(184,017)	3,846
—Payables to suppliers including related parties		(105,972)	155,899
Other tax receivables		(107)	—
VAT payables, taxes other than income taxes and other liabilities		4,477	2,338

Cash flows from operating activities		(57,093)	298,555

Investing activities:
Purchase of equipment	3	(8,501)	(6,524)
Transfers of equipment	3	138	—
S&W concession	4	—	(800,000)
Purchase of intangible assets		(849)	(1,586)
Transfers/disposals of intangible assets	4	122	—

Cash flows from investing activities		(9,090)	(808,110)

Financing activities
Capital and share premium reserve increase		—	800,000
Interest received/(paid)		(834)	354
Dividends paid		(15,139)	—
Share premium reserve distribution		(66,666)	—
Net change in financial receivables from/payables to parent company		157,923	(288,397)
Interest expense paid on Factoring of trade receivables		(9,412)	(2,076)

Cash flows from financing activities		65,872	509,881

Net increase (decrease) in cash and cash equivalents		(311)	326
Cash and cash equivalents at the beginning of the period		326	—

Cash and cash equivalents at the end of the period	8	15	326

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

1. Corporate information

        Lotterie Nazionali S.r.l. (hereinafter "LN" or "the Company") is a company established in May 2010 and organized under the laws of the Republic of Italy. The head office of the Company is located in Rome, Italy.

        The Company's operations are entirely in the Republic of Italy. In the month of August 2010, the Italian Ministry of Economy and Finances granted to LN the exclusive concession to operate various national Traditional and Instant lotteries, including "Scratch and Win" ("S&W") instant games. The concession granted to LN by the Ministry entity Amministrazione Autonoma dei Monopoli di Stato (hereinafter "AAMS") has a nine year duration with respect to Traditional and Instant Lotteries which are available through various vendors located throughout Italy, mainly at tobacco shops, cafès, bars, motorway restaurants and newspaper stands (collectively, "Points of Sale" or "PoS").

        The Company's deed of association assigns to all of its shareholders specific roles in the Company's business activities as follows:

  •
  Lottomatica Group S.p.A., directly and indirectly through Scratch & Win Holding S.p.A., (the parent of the Company and formerly Lottomatica S.p.A.): its role includes the design and coordination of the Company's overall operations including management of the marketing and accounting functions, collection of wagers from Points of Sales, administration of periodic drawings, and procurement of software and hardware for Points of Sale;

  •
  Scientific Games International: its role includes design and production of instant lottery tickets;

  •
  Arianna 2001 S.p.A.: its role includes serving as the secure depository and manager of the instant lottery tickets inventory;

  •
  Servizi Base 2001 S.p.A.: its role includes management of the instant lottery ticket distribution to the Points of Sale.

        LN's operations were transferred, effective October 1, 2010, from Consorzio Lotterie Nazionali (hereinafter "CLN"), a consortium owned 63% by Lottomatica and former exclusive concessionaire of the Scratch & Win concession from 2004 through September 30, 2010. In particular, on September 30, 2010, CLN, LN and AAMS subscribed an addendum to the new concession agreement aimed at regulating a smooth transition to the new entity's operations and ensuring continuity in the service to be provided by LN during 2010. This addendum required CLN to transfer at book value, effective October 1, 2010, certain assets and liabilities as of August 31, 2010 to LN based on the provision of a third separate contract (also signed on September 30, 2010). Based on the accounts and balances transferred at such date, the parties determined the transfer price to be zero (i.e., total assets equaled total liabilities), but agreed to potentially adjust the transfer price before December 31, 2010 based on the results of a third party analysis and valuation (i.e., appraisal) finally conducted throughout the fourth quarter of fiscal year 2010. The final appraisal validated the net worth valuation criteria initially adopted (i.e., measuring at book value the assets and liabilities to be transferred) by confirming a transfer price of zero.

        The rationale for the zero transfer price resulted from the fact that such transfer was exclusively driven by regulatory and government tax requirements and was also intended to protect Italian lottery consumers' interests by ensuring continuity in the service. This transfer was, in other words, considered a mandatory (i.e., necessary) action aimed at both regulating the transition to the new concessionaire's

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

1. Corporate information (Continued)

operations and satisfying the new concession's requirements and was not intended to represent a regular or recurring transfer (i.e., sale) responding to market conditions.

        As a result of such transfer, LN has been effectively operating the same business previously operated by CLN (as both entities have substantially the same equity owners, management team and assets/liabilities) from October 2010, but under a new legal structure.

2.1 Basis of preparation

        The financial statements have been prepared on a historical cost basis, except as disclosed in the accounting policies below for certain derivative financial instruments which are measured at fair value. The financial statements are presented in thousands of Euro unless otherwise indicated.

        The financial statements of the Company as of December 31, 2011 and for the year then ended were approved for issuance by the Board of Directors in accordance with a resolution dated February 23, 2012.

Statement of Compliance

        The financial statements of LN have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

2.2 Changes in accounting policy

        The accounting policies adopted are consistent with those of the previous financial year except as follows.

        The Company has adopted the following new and amended IFRS and International Financial Reporting Interpretations Committee ("IFRIC") interpretations during the year effective as of January 1, 2011. Adoption of these new and amended standards and interpretations did not have any effect on the financial position, performance or cash flows of the Company.

  •
  IAS 24 Related Party Disclosures (amendment);

  •
  IAS 32 Financial Instruments: Presentation (amendment);

  •
  IFRIC 14 Prepayments of a Minimum Funding Requirement (amendment);

  •
  Improvements to IFRSs (May 2010).

        The principal effects of these changes are as follows:

IAS 24 Related Party Transactions (Amendment)

        The IASB issued an amendment to IAS 24 that clarifies the definitions of a related party. The new definitions emphasise a symmetrical view of related party relationships and clarifies the circumstances in which persons and key management personnel affect related party relationships of an entity. In addition, the amendment introduces an exemption from the general related party disclosure requirements for transactions with government and entities that are controlled, jointly controlled or

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.2 Changes in accounting policy (Continued)

significantly influenced by the same government as the reporting entity. The adoption of this amendment had no impact on the financial position, performance or cash flows of the Company.

IAS 32 Financial Instruments: Presentation (Amendment)

        The IASB issued an amendment that alters the definition of a financial liability in IAS 32 to enable entities to classify rights issues and certain options or warrants as equity instruments. The amendment is applicable if the rights are given pro rata to all of the existing owners of the same class of an entity's non-derivative equity instruments, to acquire a fixed number of the entity's own equity instruments for a fixed amount in any currency. The Company has concluded that the adoption of this amendment had no impact on its financial position, performance or cash flows, as LN does not have these type of instruments.

IFRIC 14 Prepayments of a Minimum Funding Requirement (Amendment)

        The amendment removes an unintended consequence when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover such requirements. The amendment permits a prepayment of future service cost by the entity to be recognized as a pension asset. The Company is not subject to minimum funding requirements in Euroland, therefore the amendment of the interpretation had no effect on the financial position, performance or cash flows of the Company.

Improvements to IFRSs

        In May 2010, the IASB issued its third omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. There are separate transitional provisions for each standard. The amendments made can result in accounting changes for presentation, recognition and measurement. The adoption of such amendments resulted in changes to accounting policies but had no effect on the financial position, performance or cash flows of the Company.

  •
  IFRS 3 Business Combinations (Measurement of non-controlling interest (NCI)).  Specifies that the option to measure NCIs either at fair value or at the proportionate share of the acquiree's net identifiable assets at the acquisition date under IFRS 3(2008) applies only to NCIs that are present ownership interests and entitle their holders to a proportionate share of the acquiree's net assets in the event of liquidation. All other components of NCIs should be measured at their acquisition date fair value, unless another measurement basis is required by IFRSs.

  •
  IFRS 3 Business Combinations (Contingent consideration arising from business combination prior to adoption of IFRS 3 (as revised in 2008)).  Clarifies that IAS 32 Financial Instruments: Presentation, IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures do not apply to contingent consideration that arose from business combinations whose acquisition dates preceded the application of IFRS 3(2008).

  •
  IFRS 3 Business Combinations (Un-replaced and voluntarily replaced share-based payment awards).  Specifies that the current requirement to measure awards of the acquirer that replace acquiree share-based payment transactions in accordance with IFRS 2 at the acquisition date ('market-based measure') applies also to share-based payment transactions of the acquiree that are not

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.2 Changes in accounting policy (Continued)

    replaced. Specifies that the current requirement to allocate the market-based measure of replacement awards between the consideration transferred for the business combination and post-combination remuneration applies to all replacement awards regardless of whether the acquirer is obliged to replace the awards or does so voluntarily.

  •
  IFRS 7 Financial Instruments—Disclosures.  Simplifies the disclosures provided by reducing the volume of disclosures around collateral held and improving disclosures by requiring qualitative information to put the quantitative information in context.

  •
  IAS 1 Presentation of Financial Statements.  Clarifies that an entity may present an analysis of each component of other comprehensive income maybe either in the statement of changes in equity or in the notes to the financial statements.

  •
  IAS 27 Consolidated and Separate Financial Statements.  Clarifies that the amendments made to IAS 21 The Effects of Changes in Foreign Rates, IAS 28 Investments in Associates and IAS 31 Interests in Joint Ventures as a result of IAS 27(2008) should be applied prospectively (with the exception of paragraph 35 of IAS 28 and paragraph 46 of IAS 31, which should be applied retrospectively).

  •
  IFRIC 13 Customer Loyalty Programmes (determining the fair value of award credits).  Clarifies that the 'fair value' of award credits should take into account the amount of discounts or incentives that would otherwise be offered to customers who have not earned award credits from an initial sale and any expected forfeitures.

  •
  IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments  IFRIC 19 clarifies that equity instruments issued to a creditor to extinguish liabilities are considerations paid in accordance with paragraph 41 of IAS 39 Financial instruments recognition and measurement. The equity instruments issued are measured at their fair value unless his cannot be reliably measured in which case they are measured at the fair value of the liability. Any gain or loss is immediately recognised in profit or loss. This interpretation is effective for periods beginning on or after July 1, 2010.

2.3 International Financial Reporting Standards to be adopted in 2012 and later

        The IASB and IFRIC issued additional standards and interpretations which are effective for periods starting after the date of these financial statements and therefore have yet to be adopted by LN as described below.

IAS 1 Financial Statement Presentation—Presentation of Items of Other Comprehensive Income

        The amendment becomes effective for annual periods beginning on or after July 1, 2012. It changes the grouping of items presented in OCI. Items that could be reclassified (or 'recycled') to profit or loss at a future point in time (for example, upon derecognition or settlement) would be presented separately from items that will never be reclassified. The amendment affects presentation only, as such it is not expected to impact the financial position, performance or cash flows of the Company.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.3 International Financial Reporting Standards to be adopted in 2012 and later (Continued)

IAS 12 Income Taxes—Deferred tax: Recovery of Underlying Assets (Amendment)

        The amendment, issued on December 20, 2010, is effective for annual periods beginning on or after January 1, 2012. It provides an exception to the general principles of IAS 12 for investment property measured using the fair value model in IAS 40, Investment Property. The adoption of this amendment is not expected to impact the financial position, performance or cash flows of the Company.

IAS 19 Employee Benefits (Amendment)

        The amendment becomes effective for annual periods beginning on or after January 1, 2013.The IASB has issued numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The adoption of this amendment is not expected to impact the financial position, performance or cash flows of the Company.

IAS 27 Separate Financial Statements (as revised in 2011)

        The amendment becomes effective for annual periods beginning on or after January 1, 2013. As a consequence of the new IFRS 10 and IFRS 12, what remains of IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. The adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.

IAS 28 Investments in Associates and Joint Ventures (as revised in 2011)

        The amendment becomes effective for annual periods beginning on or after January 1, 2013. As a consequence of the new IFRS 11 and IFRS 12. IAS 28 has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The Company does not have investments in associates and joint ventures, as such the adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.

IFRS 7 Financial Instruments: Disclosures—Enhanced Derecognition Disclosure Requirements

        The amendment becomes effective for annual periods beginning on or after July 1, 2011. It requires additional disclosure about financial assets that have been transferred but not derecognised to enable the user of the financial statements to understand the relationship with those assets that have not been derecognised and their associated liabilities. In addition, the amendment requires disclosures about continuing involvement in derecognised assets to enable the user to evaluate the nature of, and risks associated with, the entity's continuing involvement in those derecognised assets. The amendment affects disclosure only, as such it is not expected to impact the financial position, performance or cash flows of the Company.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.3 International Financial Reporting Standards to be adopted in 2012 and later (Continued)

IFRS 9 Financial Instruments: Classification and Measurement

        IFRS 9 as issued reflects the first phase of the IASBs work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard is effective for annual periods beginning on or after January 1, 2013. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The completion of this project is expected over the course of 2011 or the first half of 2012. The adoption of the first phase of IFRS 9 is not expected to have an effect on the classification and measurement of the Company's financial assets and liabilities. The Company will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

IFRS 10 Consolidated Financial Statements

        This standard becomes effective for annual periods beginning on or after January 1, 2013. IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12 Consolidation—Special Purpose Entities. IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgement to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in IAS 27. The Company does not present consolidated financial statements, as such the adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.

IFRS 11 Joint Arrangements

        This standard becomes effective for annual periods beginning on or after January 1, 2013. IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities—Non-monetary Contributions by Venturers. IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. The Company does not have JCEs, as such the adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.

IFRS 12 Disclosure of Involvement with Other Entities

        This standard becomes effective for annual periods beginning on or after January 1, 2013. IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity's interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. The adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company

IFRS 13 Fair Value Measurement

        This standard becomes effective for annual periods beginning on or after January 1, 2013. IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.3 International Financial Reporting Standards to be adopted in 2012 and later (Continued)

change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The adoption of this standard is not expected to impact the financial position, performance or cash flows of the Company.

2.4 Significant accounting judgments, estimates and assumptions

        The preparation of the Company's financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Estimates and assumptions

        The key assumptions concerning the future and other key sources of estimation uncertainty at the statement of financial position date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Deferred Tax Assets

        Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available in the future. Significant management judgment is required to determine the amount of deferred tax assets that can be realized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

2.5 Summary of significant accounting policies

Foreign currency translation

        Transactions in foreign currencies are initially recorded at the functional currency spot rate at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date. All differences are taken to profit or loss.

        Non monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Equipment, net

        Equipment is stated at cost less accumulated depreciation and/or impairment losses.. Cost includes ancillary costs directly attributable to bringing the asset into operating condition. Depreciation is calculated on straight-line basis over the estimated useful life of the assets as follows:

Terminals and communication equipment	5 to 7 years
Machinery and equipment	4 years
Furniture and fittings	8 to 9 years

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.5 Summary of significant accounting policies (Continued)

        The carrying values of systems and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable.

        All repairs and maintenance costs are recognised in profit or loss as incurred.

        A unit of equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the year the asset is derecognised.

Intangible assets, net

        Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful lives are as follows:

Software	3 years
Licenses	3 years
S&W Concession	9 years
Others	2 to 5 years

        The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least annually at year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. The amortization expense for intangible assets with finite lives is recognized in the income statement within the caption "Depreciation, amortization and write-downs".

        Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

Impairment of non-financial assets

        The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows take into account the risks specific to the asset and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.5 Summary of significant accounting policies (Continued)

        An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount of the asset is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increase is a reversal of an impairment loss. The increased carrying amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Inventories

        Inventories are measured at the lower of cost or net realizable value. Cost is determined on a specific identification basis.

        Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale.

Financial assets

        Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. The Company only has financial assets classified as loans and receivables and fair value through profit and loss. When financial assets are recognized initially on the trade date, they are measured at fair value, plus, in the case of investments not recognized at fair value through profit or loss, directly attributable transaction costs.

        The Company determines the classification of its financial assets on initial recognition.

Trade receivables and other receivables

        Trade accounts receivable are subsequently measured at amortized cost less impairment. Impairment provisions or allowances for doubtful accounts are generally recorded when there is objective evidence that the Company will not be able to collect the related receivables. Bad debts are written off when identified.

        Short-term receivables are not discounted because the effect of discounting cash flows is immaterial.

Cash and cash equivalents

        Cash and cash equivalents in the balance sheet are comprised of cash at banks and on hand and short-term, highly liquid investments with an original maturity of three months or less at the date of purchase.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.5 Summary of significant accounting policies (Continued)

Financial liabilities

Financial liabilities at amortized cost

        All loans and borrowings and trade accounts payable are initially recognized at fair value less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Short-term payables are not discounted because the effect of discounting cash flows is immaterial.

Financial liabilities at fair value through profit or loss

        Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

        Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

        Gains or losses on liabilities held for trading are recognized in profit or loss.

Derivative financial instruments and hedging

        The Company uses derivative financial instruments such as foreign currency forward contracts to mitigate the risks associated with foreign currency related to the purchase of lottery tickets. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is in a gain position and as financial liabilities when the fair value is in a loss position.

        Any gains or losses arising from changes in fair value on derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges which is recognized in other comprehensive income. The fair value of such foreign currency forward contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

        For the purpose of hedge accounting, the Company's derivatives are classified as cash flow hedges, when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment. At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument's fair value in offsetting the exposure to changes in the hedged item's fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.5 Summary of significant accounting policies (Continued)

        Derivatives which meet the strict criteria for cash flow hedge accounting are accounted for as follows. The effective portion of the gain or loss on the hedging instrument is recognized directly as other comprehensive income in the net unrealized gain/(loss) reserve, while any ineffective portion is recognized immediately in profit or loss. Amounts recognized as other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, such as when the forecast transaction occurs. Where the hedged item is the cost of a non-financial asset or non-financial liability, the amounts recognized as other comprehensive income are transferred to the initial carrying amount of the non-financial asset or liability. If the forecast transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognized in equity is transferred to the income statement. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in other comprehensive income remains in other comprehensive income until the forecast transaction or firm commitment affects income or loss.

Derecognition of financial assets and liabilities

Financial assets

        A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

  •
  the rights to receive cash flows from the asset have expired;

  •
  the Company retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a 'pass through' arrangement; or

  •
  the Company has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities

        A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Provisions

        Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Whenever the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.5 Summary of significant accounting policies (Continued)

Where discounting is used, the increase in the provision due to the passage of time is recognized as a borrowing cost.

Revenue recognition

        Revenues are recognized to the extent that it is probable the economic benefits associated with the transaction will flow to the Company and the amount of revenue can be reliably measured. Revenues are measured at the fair value of the consideration received, excluding discounts and taxes. Specific recognition criteria must also be met before revenue is recognized as discussed below.

        The Company's revenues derive from operating contracts. Under operating contracts, the Company manages all of the activities along the lottery value chain including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the game. The operating contracts generally provide for a variable amount of monthly service fees received through AAMS based on a percentage of instant and traditional lottery's total wagers. Fees earned under operating contracts are recognized as revenue in the period earned and are classified as Service Revenue in the statement of comprehensive income when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed;

  •
  Services have been rendered;

  •
  The fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties; and

  •
  Collectability is reasonably assured.

Interest income and interest expense

        Interest income and interest expense are recognized as interest accrues (using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts or payments through the expected life of the financial instrument to the net carrying amount of the financial assets or liabilities).

Income taxes

Current income tax

        Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of financial position date.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

2.5 Summary of significant accounting policies (Continued)

Deferred income tax

        Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

        Deferred income tax liabilities are recognized for all taxable temporary differences.

        Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses, can be utilized.

        The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of financial position date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

        Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

        Income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income.

3. Equipment, net

        Equipment, net include "Freely distributed assets" ("FDA"), which are defined as those tangible assets originally determined to be transferred free of charge to the Ministry of Finance at the expiration of the concession agreement. These assets primarily relate to the Company's equipment in use by third parties (points of sale) to carry out activities related to Instant and Traditional lotteries.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

3. Equipment, net (Continued)

Balance at December 31, 2011	Leasehold Improvements	Furniture and Equipment	Other Assets	Contract in Progress	Freely Distributed Assets	Total
Gross
Balance at January 1, 2011 (unaudited)	230	10,485	151	2,680	2,231	15,777
Additions	—	537	215	2,425	5,324	8,501
Disposal	—	—	—	—	(138)	(138)
Transfers	—	3,996	—	(3,288)	(708)	—

Balance at December 31, 2011	230	15,018	366	1,817	6,709	24,140

Accumulated depreciation
Balance at January 1, 2011 (unaudited)	(230)	(7,558)	(117)	—	(1,641)	(9,546)
Depreciation charge for the year	—	(1,200)	(33)	—	(375)	(1,608)
Transfers	—	(158)	—	—	158	—

Balance at December 31, 2011	(230)	(8,916)	(150)	—	(1,858)	(11,154)

Net book value

Balance at December 31, 2011	—	6,102	216	1,817	4,851	12,986

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

3. Equipment, net (Continued)

Balance at December 31, 2010 (unaudited)	Leasehold Improvements	Furniture and Equipment	Other Assets	Contract in Progress	Freely Distributed Assets	Total
Gross
Balance at January 1, 2010	—	—	—	—	—	—
Additions	—	3,002	—	2,651	115	5,768
Transfers	—	462	—	(462)	—	—
Disposal	—	(24)	—	—	(255)	(279)
Transfers from CLN	230	7,041	153	493	2,371	10,288

Balance at December 31, 2010 (unaudited)	230	10,481	153	2,682	2,231	15,777

Accumulated depreciation
Balance at January 1, 2010	—	—	—	—	—	—
Additions	—	(1,904)	—	—	—	(1,904)
Depreciation charge for the year	—	(205)	—	—	(88)	(293)
Transfers	—	—	—	—	—	—
Disposal	—	10	—	—	139	149
Transfers from CLN	(230)	(5,461)	(115)	—	(1,692)	(7,498)

Balance at December 31, 2010 (unaudited)	(230)	(7,560)	(115)	—	(1,641)	(9,546)

Net book value

Balance at December 31, 2010 (unaudited)	—	2,921	38	2,682	590	6,231

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

4. Intangible assets, net

        Intangible assets are mainly comprised of the upfront fee paid in 2010 for the S&W concession, which is being amortized over its nine years useful life (i.e. the concession agreement duration period) starting October 2010 and the balance relation to certain computer software and licenses to operate such software that are being amortized on a straight-line basis over their estimated useful lives which do not exceed the expiration date of the concession agreement.

Balance at December 31, 2011	Software	Licences	S&W concession	Contract in progress	Total
Gross
Balance at January 1, 2011 (unaudited)	5,684	1,091	800,000	—	806,775
Additions	55	10	62	722	849
Disposals	(122)	—	—	—	(122)
Transfers	722	—	—	(722)	—

Balance at December 31, 2011	6,339	1,101	800,062	—	807,502

Amortisation and impairment
Balance at January 1, 2011 (unaudited)	(4,691)	(906)	(22,222)	—	(27,819)
Amortization for the year	(580)	(31)	(88,894)	—	(89,505)
Transfers	—	—	—	—	—

Balance at December 31, 2011	(5,271)	(937)	(111,116)	—	(117,324)

Net book value

Balance at December 31, 2011	1,068	164	688,946	—	690,178

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

4. Intangible assets, net (Continued)

Balance at December 31, 2010 (unaudited)	Software	Licences	S&W concession	Contract in progress	Total
Gross
Balance at January 1, 2010	—	—	—	—	—
Additions	1,217	315	800,000	—	801,532
Disposals	(24)	—	—	—	(24)
Transfers from CLN	4,491	776	—	—	5,267

Balance at December 31, 2010 (unaudited)	5,684	1,091	800,000	—	806,775

Amortisation and impairment
Balance at January 1, 2010	—	—	—	—	—
Amortization for the year	(402)	(5)	(22,222)	—	(22,629)
Additions	(237)	(135)	—	—	(372)
Disposal	24	—	—	—	24
Transfers from CLN	(4,076)	(766)	—	—	(4,842)

Balance at December 31, 2010 (unaudited)	(4,691)	(906)	(22,222)		(27,819)

Net book value

Balance at December 31, 2010 (unaudited)	993	185	777,778	—	778,956

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

5. Inventories

	December 31,
	2011	2010
		(unaudited)
Instant Lottery Tickets (at cost)	13,567	14,731
Inventory Write-Down	(1,829)	—

	11,738	14,731

        Inventories are comprised of instant lottery tickets held by the depositary and equity holder Arianna 2001 S.p.A.. During the period there were inventory write downs for Euro 1.829.

6. Trade and other receivables

	December 31,
	2011	2010
		(unaudited)
Trade receivables	30,607	34,983
Receivables from retailers	135,529	169,853
Related party receivables	8,732	5,098

	174,868	209,934

        Trade receivables refer to the commission fees from AAMS and, as set forth in the concession agreement, are non-interest bearing and are generally due from 30 to 90 days.

        Receivables from retailers refer to the amounts due to LN from the retailers where lottery tickets are sold. The collection of these monthly remittances generally occurs between ten and twenty days after each month-end.

        The related party receivables relate to services rendered for the collection of lottery tickets and are generally due in 90days. Refer also to note 18.

7. Other current assets

	December 31,
	2011	2010
		(unaudited)
Other receivables	16	123
Prepaid expenses	62	62

	78	185

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

8. Cash and cash equivalents

	December 31,
	2011	2010
		(unaudited)
Cash and cash equivalents	15	326

        Cash and cash equivalents are measured at cost, which approximates fair value, and earn interest at market rates. The Company participates in a cash pooling agreement with an equity holder, Lottomatica Group S.p.A., pursuant to which its funds are swept daily into various cash pools managed by Lottomatica Group S.p.A. Amounts swept into the cash pools of Lottomatica Group S.p.A. are classified as "current financial assets from parent company". For comments on related party balances and transactions, see further disclosure in Notes 18 and 19.

9. Equity

        On April 20, 2011, at the annual meeting, general equity holders' declared, and the Company subsequently paid, Euro 15,139 in dividends.

        The equity holders and issued capital attributed to them are as follows at December 31, 2011:

Equity holder	Percent of issued capital	Issued capital
SW Holding S.p.A.	43.75%	13,563
Lottomatica Group S.p.A.	20.25%	6,277
Scientific Games Investement Sarl	19%	5,890
Arianna 2001 S.p.A.	15%	2.400
Scientific Games International Inc.	1%	160
Servizi Base 2001 S.p.A.	1%	160

Total	100%	31.000

11. Accounts payable

	December 31,
	2011	2010
		(unaudited)
Accounts payable	9,717	3,846
Other liabilities to AAMS	128,241	312,258
Related parties payables	49,162	156,294

	187,120	472,398

        Accounts payable are non-interest bearing and are normally settled on 60 to 90 day terms.

        Other liabilities to AAMS refer to the remittance due to AAMS based on the total monthly wagers. For comments on related parties payables, see the related parties relationships and transactions disclosure in Note 18.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

12. Other current liabilities

	December 31,
	2011	2010
		(unaudited)
Taxes other than income taxes	119	2,108
Other liabilities	6,696	230

	6,815	2,338

        Other liabilities are mainly comprised of a Euro 6,120 penalty due to AAMS for failure to fully comply with a concession agreement's obligation of activating a certain required number of Point of sales on a regional basis.

13. Service revenue

	December 31,
	2011	2010
		(unaudited)
Instant lotteries	394,247	91,266
Traditional lotteries	1,687	1,335

	395,934	92,601

        The Company operates in a highly regulated environment and sold to counterparties (PoS) generally not impacted in a significant manner by the current adverse market conditions.

        Current year revenues correspond to twelve months of operations compared to three months in 2010.

14. Service costs

	December 31,
	2011	2010
		(unaudited)
Service costs from Lottomatica Group S.p.A.	83,025	18,885
Points of Sale assistance	27,462	7,512
Consulting fees	3,192	447
Maintenance fees	1,296	307
Advertising costs	2,036	572
Other costs	1,639	34

	118,650	27,757

        Current year service costs correspond to twelve months of operations compared to three months in 2010.

        For comments related to costs from the equity holder Lottomatica Group S.p.A. and other related parties with which the Company conducts business, see the related parties relationships and transactions disclosure in Note 18.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

15. Financial income and expenses

	December 31,
	2011	2010
		(unaudited)
Interest income	824	570
Foreign currency forward contracts	1,044	—
Exchange gains	1,012	237

Financial income	2,880	807

Interest expense	1,203	146
Factoring of trade receivables contract	9,412	2,076
Exchange losses	539	631

Financial expenses	11,154	2,853

16. Income tax

        Significant components of income tax expense are as follows:

	December 31,
	2011	2010
		(unaudited)
Current
National (IRES)	31,618	7,047
Regional (IRAP)	6,309	1,226

Total Current	37,927	8,273
Deferred
Deferred income tax recovered	—	—
Deferred income tax (benefit)/expense	(3,211)	(299)
Other adjustments	(159)	—

Total Deferred	(3,370)	(299)

Total income tax expense	34,557	7,974

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

16. Income tax (Continued)

        The tax effects of temporary differences and carry forwards that give rise to deferred income tax assets and liabilities consist of the following:

	December 31,
	2011	2010
		(unaudited)
Deferred tax assets
Bad debt reserve provision	2,699	151
Equipment depreciation	115	34
Inventory depreciation	597	—
Other	105	114

	3,516	299
Deferred tax liabilities
Cash flow hedge	572	—

	572	—

Net deferred income tax assets	2,944	299

Net deferred income tax assets at December 31, 2011	2,944
Net deferred income tax assets at December 31, 2010	299

Deferred income tax expense debited to profit or loss	2,645

Income tax effect on cash flow hedges' net movement	572
Other accruals	153

Deferred income tax benefit credited to profit or loss	3,370

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

16. Income tax (Continued)

        The effective income tax rate on profit before income tax differed from the Italian statutory tax rate for the following reasons:

	December 31,
	2011	2010
		(unaudited)
Net income before income tax	101,239	23,910
Italian statutory tax rate (IRES)	27.5%	27.5%
Theoretical provision for income taxes based on Italian statutory tax rate	27,841	6,575
Reconciliation of the theoretical and effective provision for income taxes:
Permanent differences
Italian local tax (IRAP)	5,183	1,078
Non-deductible expenses	921	203
Other	612	117

Total tax provision	34,557	7,974

Effective tax rate	34.1%	33.3%

        The recognition of deferred tax assets is based on management's expectations that sufficient taxable income will be generated in the future years to realize them.

17. Geographic information

        The Company operates geographically only in Italy.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

18. Related parties disclosures

        Related parties relationships and transactions are reported in the table below:

	December 31,
	2011	2010
		(unaudited)
STATEMENTS OF FINANCIAL POSITION
Trade and other receivables
Lottomatica Group S.p.A.	8,731	5,096
Consorzio Lotterie Nazionali in Liquidazione	1	2

	8,732	5,098

Current financial assets from parent company
Lottomatica Group S.p.A.	131,090	288,328

	131,090	288,328

Accounts payable
Lottomatica Group S.p.A.	37,962	112,374
Scientific Games Int.	4,823	27,164
Arianna 2001	4,642	11,411
GTech Corp.	1,722	5,288
Servizi in Rete	2	2
PCC Giochi e Servizi S.p.A.	11	4
Lottomatica Videolot Rete S.p.A.	—	51

	49,162	156,294

Current financial payables to parent company
Lottomatica Group S.p.A.	166	45

	166	45

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

18. Related parties disclosures (Continued)

	2011	2010
		(unaudited)
STATEMENTS OF COMPREHENSIVE INCOME
Cost of tickets
Scientific Games Int.	49,046	10,624
GTech Corp.	8,992	4,505

	58,038	15,129

Service costs
Lottomatica Group S.p.A.	83,025	18,886
Arianna 2001	26,928	6,660
Scientific Games Int.	782	239
PCC Giochi e Servizi	16	—
Servizi in Rete	146	2

	110,897	25,787

Financial income
Lottomatica Group S.p.A.	815	116

	815	116

Financial expenses
Lottomatica Group S.p.A.	360	45

	360	45

        Current financial assets from parent company refer to the intercompany cash pooling transactions swept daily into the cash pools managed by Lottomatica.

        Accounts payable and service costs to the parent company refer to the services rendered to LN in accordance with intercompany agreements. In particular, they refer primarily to marketing and advertising, data processing, back office and cash pooling activities performed by the parent company and charged to the Company.

        Accounts payable and service costs to the equity holder, Arianna 2001, refer to secure depository and distribution expenses.

        Accounts payable and costs to Scientific Games Int. refer primarily to the tickets purchased during the year. In addition Euro 782 of costs refer to tickets license fees and software maintenance costs.

        Financial income and expenses from/to the parent company refer primarily to interest received from/charged by the equity holder Lottomatica Group S.p.A. relating to the Company's short-term borrowing transactions with the parent company.

        All the transactions with related parties, including the intragroup transactions, were executed at terms and conditions that are consistent with market rates and they refer to mutual administrative, financial and organizational services rendered. No atypical and/or unusual transactions have been recorded by the Company.

        At December 31, 2011, there were no guarantees made to or received from related parties.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

19. Financial instruments and financial risk management objective and policies

Fair values

        Set out below is a comparison, by category, of the carrying amounts and fair values of our financial instruments.

	December 31, 2011		December 31, 2010
			(Unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Trade and other receivables	174,868	174,868	209,934	209,934
Current financial assets from parent	131,090	131,090	288,328	288,328
Foreign currency forward contracts	2,437	2,437	—	—
Other current assets	78	78	185	185
Cash and cash equivalents	15	15	326	326

	308,488	308,488	498,773	498,773

Financial liabilities at amortised costs
Accounts payable	187,120	187,120	472,398	472,398
Current financial liabilities to parent	166	166	45	45
Other current liabilities	6,815	6,815	2,338	2,338

	194,101	194,101	474,781	474,781

        The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

  •
  Trade and other receivables, current financial assets from parent, other current assets, cash and cash equivalents, accounts payable, current financial liabilities to parent and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

  •
  The Company executed foreign currency forward contracts with various counterparties, principally financial institutions with investment grade credit ratings. The fair value of these contracts was calculated principally by reference to forward exchange rates for contracts with similar maturity profiles. The valuation techniques incorporated various inputs including the credit quality of the counterparty in a net liability position.

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

19. Financial instruments and financial risk management objective and policies (Continued)

Fair value hierarchy

        The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities
Level 2:	other techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly
Level 3:	techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

        At December 31, 2011, all of the Company's financial instruments were valued utilizing Level 2 fair value measurements. During the reporting period ended December 31, 2011, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of Level 3 fair value measurements.

Interest income and expense

        The following is a breakdown of the Company's interest income and interest expense by category for the year ended December 31:

	Interest Income		Interest Expense
	2011	2010 (unaudited)	2011	2010 (unaudited)
Financial assets
Current financial assets from parent company	815	116	—	—
Other current financial assets	9	454	—	—
Foreign currency forward contracts	1,044	—	—	—

	1,868	570	—	—

Financial liabilities at amortised costs
Current financial payables to parent company	—	—	360	45
Other current liabilities	—	—	797	90

	—	—	1,157	135

Financial liabilities
Bank overdrafts	—	—	46	11
Factoring of trade receivables contract	—	—	9,412	2,076

	—	—	9,458	2,087

Credit risk

        The Company's credit risk is derived from cash and cash equivalents, trade and other receivables and other current assets balances. We maintain cash deposits and trade with only recognized, creditworthy third parties. We evaluate the collectability of trade accounts and sales receivables on a

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

19. Financial instruments and financial risk management objective and policies (Continued)

customer by customer basis. Trade and other receivables are reported net of allowances for doubtful accounts. Allowance for doubtful accounts is generally recorded when objective evidence exists that we will not been able to collect the receivable.

        With respect to credit risk arising from financial assets of the Company, the Company's exposure arises only from default of the counterparty, with a maximum exposure equal to the carrying amount of these balances. We manage our exposure to counterparty credit risk by dealing with major, financially sound counterparties with high-grade credit ratings and by limiting exposure to any one counterparty.

        The following is an analysis of the Company's past due trade receivables (amounts indicated net of allowance).

Year Ended December 31, 2011

	Total	Current	1 - 30 days	31 - 60 days	61 - 90 days	over 90 days
Trade receivables	30,607	30,607	—	—	—	—
	100%	100%	0%	0%	0%	0%

Year Ended December 31, 2010

	Total	Current	1 - 30 days	31 - 60 days	61 - 90 days	over 90 days
Trade receivables	34,983	34,983	—	—	—	—
	100%	100%	0%	0%	0%	0%

        The following is an analysis of the Company's past due receivables from retailers and the related bad debt reserve:

Year Ended December 31, 2011

	Total	Current	1 - 30 days	31 - 60 days	61 - 90 days	over 90 days
Receivables from retailers	135,529	126,134	382	1,064	1,299	6,650
	100%	93%	0%	1%	1%	5%

Year Ended December 31, 2010

	Total	Current	1 - 30 days	31 - 60 days	61 - 90 days	over 90 days
Receivables from retailers	169,853	161,693	1,149	2,511	1,257	3,243
	100%	95%	1%	1%	1%	2%

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

19. Financial instruments and financial risk management objective and policies (Continued)

Bad debt reserve

	December 31,
	2011	2010 (unaudited)
Balance at beginning of period	6,843	—
Provisions	9,251	550
Utilization	(2,147)	(3)
Transfer from CLN	—	6,296

Balance at end of period	13,947	6,843

Liquidity risk

        The Company's objective in managing liquidity risk is to maintain a balance between continuity of funding and flexibility through the use of cash generated by operating activities. The Company participates in a cash pooling agreement with the parent company, Lottomatica Group S.p.A., pursuant to which the Company's fund are swept daily into various cash pools managed by Lottomatica Group S.p.A.. We believe our ability to generate excess cash from operations to reinvest in our business is one of our fundamental financial strengths, and combined with our business cash generating capacity, we expect to meet our financial obligations and operating needs in the foreseeable future. We expect to use cash generated primarily from operating activities to meet contractual obligations and pay dividend.

        The Company does not have any remaining financial liabilities, including derivatives, with maturity dates that exceed 12 months. As such, the contractual maturity dates of the Company's remaining financial liabilities are all within one year.

        The Company, since entering into the cash pooling agreement discussed above, did not enter into any lines of credit or other borrowing arrangements with banks.

Market risk

Foreign currency exchange rate risk

        As a result of transactions relating to tickets purchased from the US equity holder Scientific Games Int. and from the related party GTech Printing Corp., our financial statements can be affected by movements in the USD/EUR exchange rates. The primary risk inherent in our financial instruments is the market risk arising from adverse changes in foreign currency exchange rates. In order to mitigate such risk the Company decided to apply an hedging strategy, by subscribing foreign currency forward contracts. Such contracts have been designated as qualifying for hedge accounting treatment (i.e., changes in fair value are reflected in other comprehensive income/loss in the statement of comprehensive income each period).

LOTTERIE NAZIONALI S.r.l.

NOTES TO FINANCIAL STATEMENTS (Continued)

(thousands of Euro)

19. Financial instruments and financial risk management objective and policies (Continued)

        The sensitivity analysis to a reasonably possible change in the USD exchange rate, in a range between +10% and -10% compared to the exchange rate as of December 31, 2011, and 2010, and the related potential effect on the net income and net equity of the Company is as follows:

	Increase /decrease in US Dollar rate	Effect on net income before tax	Effect on equity
2011	+10%	320	216
	-10%	(391)	(263)
2010	+10%	2,724	1,852
	-10%	(3,324)	(2,260)

Components of other comprehensive income

	December 31,
	2011	2010
		(unaudited)
Cash flow hedges:
Gains/(losses) arising during the year	3,019	—
Reclassification adjustments for gains included in the income statement	(940)	—

	2,079	—

        The cumulative amount of cash flow hedge reserve amounts to 2.1 million at December 31, 2011 (Nil at December 31, 2010). The hedged cash flows are expected to occur monthly between January 2012 and October 2013 and will impact profit or loss at such time.

Interest rate risk

        The Company does not have financing arrangements with banks since its short-term borrowing requirements are provided by Lottomatica Group S.p.A. through the cash pooling agreement previously discussed. The interest rate for the cash pooling agreement is set on a quarterly basis. The interest rate on the cash account for the remittances to AAMS is set at market rates. Consequently, changes in market interest rates would not have a significant effect on the Company's net income and net equity.

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INDEX TO FINANCIAL STATEMENTS
LOTTERIE NAZIONALI S.r.l. STATEMENTS OF FINANCIAL POSITION December 31, 2011 and 2010 (In thousands of Euro)
LOTTERIE NAZIONALI S.r.l. STATEMENTS OF COMPREHENSIVE INCOME Years ended December 31, 2011 and 2010 (In thousands of Euro)
LOTTERIE NAZIONALI S.r.l. STATEMENTS OF CHANGES IN EQUITY Years ended December 31, 2011 and 2010 (In thousands of Euro)
LOTTERIE NAZIONALI S.r.l. CASH FLOW STATEMENTS Years ended December 31, 2011 and 2010 (In thousands of Euro)
LOTTERIE NAZIONALI S.r.l. NOTES TO FINANCIAL STATEMENTS (thousands of Euro)